EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2012 (the “Effective Date”), by and among Umami Sustainable Seafood Inc., a Nevada corporation (the “Company”), Tim Fitzpatrick, an individual (“Executive).

RECITALS:
     A.  In connection with Executive's appointment as the Chief Financial Officer, the Company and Executive desire to set forth the terms upon which Executive shall be employed as the Company's Chief Financial Officer and Secretary to the Board of Directors (the “Board”).

     B. This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date, and supersedes and negates all previous negotiations and agreements with respect to such relationship.

          NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

1. EMPLOYMENT. Subject to the terms set forth herein, the Company hereby agrees to employ Executive as its Chief Financial Officer and Secretary to the Board of Directors. Executive shall report directly to the Company's Chief Executive Officer and the Board and shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for such positions, plus any additional officer level duties as may reasonably be assigned from time to time by the Company's Chief Executive Officer or Board, including but not limited to providing services to one or more, of the Company's subsidiaries or affiliates (the compensation for such services shall be covered exclusively by Sections 3 through 7 of this Agreement). Executive hereby accepts such employment and agrees to devote sufficient business time, energy and skill to the performance of Executive's duties for the Company to fulfill the responsibilities and obligations of the assigned positions. Executive shall be subject to the Company's policies, procedures and approval practices, as generally in effect from time-to-time. Among other duties, Executive's duties shall include using his reasonable best efforts in the oversight of the Company's other officers in order to ensure that the Company's management conducts the business of the Company in an honest and ethical manner consistent with high levels of integrity. In order to promote such behavior at all levels of the Company and to set the appropriate “tone at the top”, Executive shall avoid any conflicts of interest with the Company as well as the appearance of any conflicts of interest with the Company; provided that in the event that a conflict of interest (or appearance thereof) arises outside the control of Executive, Executive shall promptly notify the Company thereof and shall have thirty (30) days to resolve such conflict of interest (or appearance thereof).

2. EMPLOYMENT TERM. Executive's employment hereunder is “at-will” and either Executive or the Company may terminate such employment at any time, for any or no reason, subject to the provisions of Section 7.

3. COMPENSATION.
(a) Base Salary. The Company agrees to pay Executive an initial salary of Two Hundred Forty-Thousand Dollars ($240,000) per annum, less required deductions and withholdings (the “Salary”). The Board will review Executive's Salary annually to determine whether Executive should receive an adjustment in Salary, provided that Executive's Salary shall not be reduced without Executive's prior written consent. The Salary shall be paid in installments in accordance with the Company's usual payroll practices.

(b) Annual Bonus. During the period of employment, Executive shall be entitled to earn an annual performance-based bonus (“Annual Bonus”) as follows:  Executive will be eligible to receive an Annual Bonus of up to 100% of Executive's then-current Salary, based on Executive's achievement of performance objectives as established in good faith by the Board (or any Compensation Committee of the Board).

(c) Option Grant. Immediately upon execution of this Agreement, Executive shall be awarded options to purchase 875,000 shares of the company with a strike price equal to the price of a common share of the Company's equity at the close of the most recent completed trading session. Executive's interest in such options shall vest according to the following schedule: 55% of the options shall vest upon the closing of the Contemplated Equity Offering, as defined below in section 3(d) below, 15% of the options shall vest on the date six months after the date of this agreement, 15% of the options shall vest on the date twelve months after the date of this agreement and 15% of the options shall vest 18 months after the date of this agreement.

(d) Uplisting Bonus. Upon closing of a firm commitment underwritten public offering of common shares in which the gross proceeds to the Company are at least $40 million (the “Contemplated Equity Offering”), Executive shall be entitled to a bonus of Two Hundred Forty-Thousand Dollars ($240,000), payable within 30 days of the Company's receipt of net proceeds from the offering.

4. STOCK VESTING; EQUITY GRANTS.
(a) Vesting and Adjustment. Prior to the execution of this agreement Executive owned no shares of capital stock of the Company or any securities convertible into or exercisable for shares of capital stock of the Company.

(i)  For purposes of this Agreement, Executive shall be deemed to remain in service and eligible for vesting of options so long as Executive continues to actually render services to the Company or any parent or subsidiary corporation, whether as an employee, a non-employee member of the Board of Directors or an independent contractor or consultant, solely as determined by and in accordance with the directives of the Board. By executing this Agreement, Executive agrees to abide by such Board determination.

(A) If Executive's employment by the Company is terminated by the Company pursuant to Section 7(d)(ii) or by Executive pursuant to Section 7(e), in either case at such time that clause (B) below does not apply, and Executive has executed (and not revoked) a general release of claims acceptable to the Company, then Executive shall immediately acquire a vested interest in the lesser of (1) all remaining Unvested Options and (2) that number of Unvested Options that Executive would have vested in had Executive continued in Service for an additional twelve months.

(B) If there occurs a Change in Control, as defined in Section 4(a)(iii) below, while Executive is employed by the Company, and if Executive's employment by the Company is terminated by the Company or any successor thereto pursuant to Section 7(d)(ii) or by Executive pursuant to Section 7(e) on or following such Change in Control, then Executive shall immediately acquire a vested interest in all remaining Unvested Options.

(C) If Executive dies or suffers a Disability (which results in the termination of Executive's employment pursuant to Section 7(b)), then Executive's estate shall immediately acquire a vested interest in all remaining Unvested Options.

(ii) Upon any reclassification, recapitalization, stock split, or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the common shares of the Company; or any exchange of common shares of the Company, with respect to any shares held by Executive an automatic adjustment shall be made to equitably and proportionately adjust: 1) the number, amount, and type of shares subject to any outstanding options; 2) the grant, purchase, or exercise price of any outstanding options; and 3) the securities, cash, or property deliverable upon exercise of payment of any outstanding options.

(iii) “Change in Control” means: (x) any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the holders of capital stock of the Company immediately prior to the acquisition hold less than 50% of the voting power of the surviving entity or its parent, (y) a sale of all or substantially all of the assets of the Company, or (z) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company's then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (other than an equity financing effected primarily for capital raising purposes).

(b) Executive shall also be eligible to participate in and receive additional equity grants commensurate with his position and level in any stock option plan, restricted stock plan or other equity-based or equity related compensation plan, programs or agreements of the Company made available generally to its senior executives. Executive acknowledges and agrees, however, that, other than as set forth in the following sentence, any such grants shall be at the sole discretion of the Board (or any applicable committee of the Board) and the Company is under no obligation to make any further equity grants to Executive. After the closing of a Contemplated Equity Offering, if Executive is continuing in Service at the closing of a Contemplated Equity Offering, the Board shall authorize, and Executive shall receive, an option grant to purchase that number of shares of common stock such that immediately following such grant Executive shall own assuming the full exercise of all option grants held by Executive) in the aggregate not less than 1% of the Company's fully-diluted (on an as converted to common stock basis) capital stock of the Company (which for purposes hereof shall include all shares of capital stock then outstanding, including any shares issued pursuant to the a Contemplated Equity Offering, any shares of the Company's common stock authorized and reserved for future issuance under the Company's then existing equity incentive plan, including any increase in the number of such shares in connection with the equity financing, and any shares subject to outstanding non-plan option grants) (the “New Option”) (as adjusted for stock splits, dividends, combinations and the like after the date hereof and prior to the grant of the New Option). With respect to the shares of the Company's common stock underlying the New Option (the “New Option Shares”). With respect to the all future option grants to Executive, including the New Option, the option agreements covering such grants shall provide for accelerated vesting commensurate with the provisions set forth in Sections 4(a)(i)(B), 4(a)(i)(C) and 4(a)(i)(D).

(c) Executive shall not transfer any Unvested Options (except to the Company or its assignee) without the prior written consent of the Company, which consent may be granted, conditioned or withheld in the Company's sole discretion.

5. BENEFITS. Executive will be entitled to participate in the employee benefit plans, including but not limited to any bonus plan, incentive, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan or policy or other plan currently and hereafter maintained by the Company of general applicability to other senior executives of the Company; provided, however, that Executive's right to receive equity or participate in equity plans shall be governed exclusively by Section 4 of this Agreement, and Executive's right to receive severance upon a termination of employment for any reason shall be governed exclusively by Section 7 of this Agreement. If Executive's employment by the Company is terminated by the Company pursuant to Section 7(d)(ii) or by Executive pursuant to Section 7(e), following the Executive's Separation from Service (as defined below), the Company will pay the premiums to continue Executive's and any of Executive's eligible dependents' health insurance coverage under COBRA (provided that Executive is eligible and timely elects COBRA coverage) until the earlier of eighteen (18) months after Executive's Separation from Service and the first date that Executive and Executive's eligible dependents are covered under another employer's program, provided that the Company is providing Executive with health insurance coverage at the time of Executive's termination.

6. EXPENSES. Executive shall be entitled to receive reimbursement for all reasonable and customary documented travel and business expenses incurred in connection with Executive's employment, so long as such expenses are incurred and accounted for in accordance with the policies and procedures as may be established from time to time by the Company. The Company shall reimburse the Executive for the reasonable legal expenses incurred by the Executive in reviewing, preparing and negotiating this Agreement.

7. TERMINATION. Notwithstanding anything in this Agreement to the contrary, in the event of a termination of Executive's employment by the Company, the following provisions shall apply:
(a) Death. Upon the death of Executive, Executive's employment with the Company shall terminate and the Company shall not be obligated to make any further payments to Executive hereunder, except amounts due as Salary or accrued but unused vacation earned at the time of Executive's termination of employment, and reimbursement for any expenses incurred prior to Executive's termination of employment in accordance with Section 6 hereof (collectively “Accrued Obligations”), as well as a pro rata portion of Executive's Annual Bonus that would otherwise have been payable for the year in which Executive died based on a percentage of the number of days Executive worked for the Company during the applicable calendar year. Payment of the portion of Executive's Annual Bonus shall be made at the time made to other participants in the Annual Bonus plan, but in no event later than the Annual Bonus Payment Date.

(b) Disability. In the event that the Board reasonably determines in good faith that Executive is unable, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably), to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than twelve (12) weeks in any rolling one-year period (“Disability”), unless a longer period is required by federal or state law, in which case that longer period shall apply, the Board shall have the right to terminate Executive's employment, and the Company shall not be obligated to make any further payments to Executive hereunder, except payment of Accrued Obligations and a pro rata portion of Executive's Annual Bonus that would otherwise have been payable for the year in which Executive is terminated due to Disability based on a percentage of the number of days Executive worked for the Company during the applicable calendar year. The Board reserves the right, in good faith, to make a reasonable determination of Disability under this Agreement based on information supplied by the physician selected as provided herein. Payment of the portion of Executive's Annual Bonus due under this Section 7(b) shall be made at the time made to other participants in the Annual Bonus plan, but in no event later than the Annual Bonus Payment Date. Executive expressly agrees that the Company shall have the right to permanently replace Executive in the event he is terminated due to a Disability.

(c) Termination for Cause. The Board may terminate Executive's employment at any time immediately upon notice to Executive for “Cause.”

(i) For purposes of this Agreement, “Cause” shall mean any of the following occurring during Executive's employment by the Company (except with respect to clause (e) below): (a) personal dishonesty by Executive involving Company business or participation in a fraud against the Company, or breach of Executive's fiduciary duty to Company; (b) indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (c) Executive's willful refusal to comply with the lawful requests made of Executive by the Board reasonably related to his employment by the Company and the performance of his duties with respect thereto (but which shall not include a request to waive or amend any portion of this Agreement or terminate this Agreement or to consent to an action that would result in Executive's loss of a right under this Agreement); (d) material violation of the Company's policies, after written notice to Executive and an opportunity to be heard by the Board and his failure to fully cure such violations within a reasonable period of time of not less than thirty (30) days after such hearing; (e) threats or acts of violence in the workplace; (f) unlawful harassment in the course of any business activity of any employee or independent contractor of the Company; (g) theft or unauthorized conversion by or transfer of any Company asset or business opportunity to Executive or any third party; and (h) a material breach by Executive of any material provision of this Agreement or any other agreement with the Company after written notice to Executive and an opportunity to be heard by the Board and his failure to fully cure such breach within a reasonable period of time of not less than thirty (30) days after such hearing.

(ii) In the event that the Board terminates Executive's employment for Cause, the Company shall not be obligated to make any further payments to Executive hereunder, except payment of Accrued Obligations.

(d) Termination Without Cause.

(i) By Executive. Notwithstanding any other provision of this Agreement, Executive may voluntarily resign from his employment with the Company at any time, and for any reason or no reason, with or without cause. Upon the effective date of such resignation (other than a resignation for Good Reason), the Company shall not be obligated to make any further payments to Executive hereunder, except payment of Accrued Obligations.

(ii) By Company. Notwithstanding any other provision in this Agreement, the Board (at its sole discretion) shall have the right to terminate Executive's employment at any time, for any reason or no reason, immediately upon notice to Executive. If the Board terminates Executive's employment pursuant to this Section 7(d)(ii), the Company shall pay to Executive Accrued Obligations. In addition, if the Board terminates Executive's employment pursuant to this Section 7(d)(ii) or if Executive resigns pursuant to Section 7(e), in either case prior to a Change in Control, subject to Executive promptly executing (and not revoking) a general release of all claims arising out of his employment in a form that is acceptable to the Company within 21 days of Executive's termination (or such other longer period as may be required by applicable law), the Company shall pay the Executive one times his Salary at the annualized rate in effect on the date of his termination. Further, if the Company (or its successor in a Change in Control) terminates Executive's employment pursuant to this Section 7(d)(ii) or if Executive resigns pursuant to Section 7(e) in either case upon or following a Change in Control, subject to Executive promptly executing (and not revoking) a general release of all claims arising out of his employment in a form that is acceptable to the Company (or such successor) within 21 days of Executive's termination (or such other longer period as may be required by applicable law), the Company shall pay the Executive 1.5 times his Salary and 1.5 times his target Annual Bonus, in each case at the annualized rate in effect on the date of his termination. Any severance payment as provided in either of the immediately preceding two sentences, as applicable, is referred to herein as the “Severance Payment”. Subject to Section 8(b) below, the Company shall pay the Severance Payment in substantially equal installments in accordance with the Company's standard payroll practices over a period of twelve or eighteen consecutive months, as applicable, with the first installment payable in the month following the month in which Executive's Separation from Service (as defined below) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Payment. For example, if such installments were to be made on a monthly basis, each installment would equal one-twelfth (1/12th) or one-eighteenth (1/18th), as applicable, of the Severance Payment.) Executive's right to receive and retain any of the Severance Payment (as a result of a termination by either the Company without Cause or by Executive for Good Reason) is contingent upon Executive's compliance with Executive's continuing obligations to the Company under the terms of this Agreement and the Proprietary Information and Invention Assignment Agreement (as defined below). In the event of termination by the Company without Cause pursuant to this Section 7(d)(ii), Executive shall have no duty to mitigate damages.

(e) Executive Resignation for Good Reason. Executive may also resign from his employment for Good Reason (as defined below). In such event, the Company shall pay Executive the same Severance Payment specified in Section 7(d)(ii) herein in connection with a termination without Cause by the Company. In the event of termination by the Executive for Good Reason pursuant to this Section 7(e), Executive shall have no duty to mitigate damages.

Resigning with “Good Reason” means Executive's resignation from employment with the Company within 90 days after any of the following without Executive's prior written consent: (i) the Company's failure to pay Executive any earned Salary or Annual Cash Bonus or other bonus or payment that has become due and payable, provided that the Company receives written notice from Executive of the deficient payment and has been given 30 days to cure; or (ii) prior to a Change in Control, removal of Executive as Chief Financial Officer and Secretary to the Board or a reduction in his responsibilities, authority or status to a level below that customarily accompanying such title, as applicable; or (iii) following a Change in Control, removal of Executive from the position held by Executive immediately prior to the Change in Control, provided that continued employment following the Change in Control with substantially the same responsibility with respect to the Company's business and operations shall not constitute “Good Reason” (for example, if Executive's position with the Company at the time of the Change in Control is Chief Financial Officer, Executive shall not have been removed from his position if he is employed by the Company, the acquiring company or one of its affiliates and Executive has substantially the same responsibilities with respect to the business of the Company immediately prior to the Change in Control whether as general manager or president of a division or business unit or otherwise), or a material reduction in his responsibilities, authority or status as such (which for this purpose shall include a material reduction in the resources (financial, personnel and other) allocated to the Company's business and under Executive's direction, including reallocation of key personnel engaged in the Company's business to other businesses of the acquiring company); or (iv) a reduction in Executive's Salary and/or target Annual Bonus unless such reduction is both in connection with a Company cost-reduction program applied to all executive officers and is not more than 20%; or (v) a relocation of the Company's principal executive offices by more-than fifty (50) miles from the current location in San Diego, CA; or (vi) any material breach by the Company of a material provision of this Agreement, which the Board fails to cure within thirty (30) days of receiving written notice from Executive.

8. SECTION 409A.

(a) For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive's Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to clause (ii) of Section 7(d)(2) or Section 7(e) until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive's death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986 (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”). Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive's Separation from Service that are not so paid by reason of this Section 8(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive's Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive's death).

(c) To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(d) It is intended that any amounts payable under this Agreement and the Company's and Executive's exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

9. NONSOLICITATION/NONDISPARAGEMENT. In the event of the termination of Executive's employment for any reason, Executive shall not, for a period of twelve (12) months, directly or indirectly:

(a) solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries;

(b) make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Executive's employment; or

(c) use or disclose the Company's Confidential Information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries.

     The term “Customer” shall mean any individual or business firm that is, or within the prior twelve (12) months was, a customer or client of the Company, whether or not such business was actively solicited by Executive on behalf of the Company or any of its affiliates or subsidiaries during Executive's employment. Nothing in Section 10(b) shall prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director. The restriction set forth in clause (a) or clause (c) above shall not be deemed to limit or replace (and shall be in addition to) any similar provision or restriction set for the Executive's Proprietary Information and Inventions Assignment Agreement.

10. NONCOMPETITION. During the term of this Agreement, Executive shall not accept or engage, directly or indirectly, any work, consulting, or other services, for remuneration of any kind for any other business entity engaged in the Covered Business, without prior written approval by the Board. Nothing in this Agreement will prevent Executive from: (i) accepting speaking or presentation engagements in exchange for honoraria; (ii) serving on advisory boards that do not compete with the Covered Business of the Company (or any of its subsidiaries or affiliates) or boards of trade associations or boards of charitable organizations so long as such service does not unduly interfere with the performance of Executive's duties to the Company and provided that Executive provides prior written notice to the Board; or (iii) from making or owning, directly or indirectly, any passive investment in any other business or entity that does not compete with the Covered Business of the Company. For purposes of this Agreement, the phrase “Covered Business” shall mean the business conducted or demonstrably anticipated to be conducted as of the date of any such action by the Company (and its subsidiaries and affiliates). The phrase “engage, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or similar capacity, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, the operation, management or control of a business or enterprise engaged in any aspect of the Covered Business, or being connected with or having any financial interest in any business or enterprise engaged in the Covered Business, except for the purposes of performing services on behalf of the Company or any of its subsidiaries or affiliates pursuant to this Agreement.

11. INJUNCTIVE RELIEF. Executive agrees that it would be difficult or impossible to measure the damage to the Company from any breach by Executive of the covenants set forth in Sections 9 or 10 of this Agreement; that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach, and that such breach would cause irreparable harm to the Company. Executive agrees that in the event of a breach of the terms of any such Section, upon satisfaction of the applicable legal requirements and prerequisites, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have, to injunctive or other appropriate equitable relief to restrain any such breach.

12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to the Company to:	Umami Sustainable Seafood Inc.
1230 Columbia St. Suite 440
San Diego, CA 92101 Attn: Oli Valur Sandorsson

if to the Executive to:	Tim Fitzpatrick Umami Sustainable Seafood Inc. 1230 Columbia St. Suite 440 San Diego, CA 92101

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

13. WAIVER OF BREACH. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.

14. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.

15. ENTIRE AGREEMENT. This Agreement, along with any related documents and agreements referenced herein, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and completely and irrevocably terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, the parties expressly agree that this Agreement supersedes the terms of any offer letter that may have been in existence between the parties. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement or the employment, compensation or benefits of Executive that are not set forth herein. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way supersede, limit or affect any representation, warranty, covenant or term of, any indemnification agreement between the Company and Executive.

16. AMENDMENT OF AGREEMENT. This Agreement may be altered or amended in any of its provisions only by the mutual written agreement of the parties hereto. This Agreement may not be amended orally in any respect.

17. SUCCESSORS. The Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns, as well as Executive and his estate. Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement. This Agreement may be transferred and assigned by the Company to any successor of the Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise. Upon any assignment of this Agreement by the Company, all obligations of the Company shall terminate, Executive shall become employed by the assignee in accordance with the terms of this Agreement and the term “Company” as used in this Agreement shall include only such assignee.

18. RIGHTS CUMULATIVE. The Company's rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic/facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

21. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

22. ARBITRATION.
(a) In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Company and Executive, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Arbitration Act.

(b) Executive and the Company agree that any and all claims or controversies whatsoever brought by Executive or the Company, arising out of or relating to this Agreement, Executive's employment with the Company, or otherwise arising between Executive and the Company, will be settled by final and binding arbitration in San Diego, California or such other location as may be mutually agreed by parties in accordance with the Employment Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of Executive's employment or this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of Executive's employment or this Agreement. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

(c) The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS' panel of arbitrators. In the event that the parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of five arbitrators with experience in employment law and each party shall have the opportunity to strike two names and rank the remaining arbitrators in order of preference. JAMS shall then select the highest ranked arbitrator to preside over the arbitration. If JAMS is unable to provide an arbitrator who has experience in employment law, the parties may jointly or separately petition the court for appointment of an arbitrator with such experience. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices or as otherwise required by California law for enforcement of arbitration provisions covering the subject matter of the parties' dispute. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. In addition to any other relief awarded, the prevailing party in any arbitration or court action covered by this Agreement, as determined by the arbitrator or court in a final judgment or decree, shall be entitled to recover costs, expenses, and reasonable attorneys' fees to the extent permitted by law.

(d) Notwithstanding the foregoing, the parties agree to participate in non-binding mediation in San Diego, California, except that either party may file any formal arbitration demand as necessary to preserve their legal rights as well as any action for provisional injunctive relief in any court of competent jurisdiction to prevent immediate and irreparable harm and to ensure that the relief sought by the aggrieved party is not rendered ineffectual pending the arbitration. The Company shall pay the fees of the mediator and any related administrative fees or costs charged in connection with any mediation held pursuant to this Section.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

“Company”
UMAMI SUSTAINABLE SEAFOOD, INC.,
a Nevada corporation

By:	/s/ Oli Valur Steindorsson
Oli Valur Steindorsson
Chief Executive Officer

“Executive”
TIM FITZPATRICK

/s/ Tim Fitzpatrick
Tim Fitzpatrick

[Signature Page to Tim Fitzpatrick Employment Agreement]